Exhibit 99


  For release:   IMMEDIATELY
  Contact:       Charles M. Johnston, Chief Financial Officer
                 Commonwealth Bancorp, Inc.
                 (610) 313-2189

                 COMMONWEALTH BANCORP, INC. COMPLETES
                       COMMON STOCK REPURCHASE

  Norristown, PA, March 7, 2000  - Commonwealth Bancorp, Inc. (NASDAQ:
  CMSB) announced today that it has completed its previously announced program to repurchase 0.6 million shares of its outstanding common stock. The repurchased shares will be held as treasury stock and will be available for general corporate purposes and/or issuance pursuant to the Company?s stock option plans.

  With the completion of this program, the Company has purchased a total of 6.6 million of its common shares since the beginning of 1997, representing an investment of $118.5 million. The repurchases have been an important part of the Company's capital management strategy, which is directed towards achieving a capital structure appropriate for the risk profile of Commonwealth's businesses, while improving returns on shareholders' equity.

  Commonwealth Bancorp, Inc., with consolidated assets of $1.9 billion, is the holding company for Commonwealth Bank, which has 62 branches throughout southeast Pennsylvania. ComNet Mortgage Services, a division of Commonwealth Bank, has offices in Pennsylvania, Maryland, New Jersey, and Virginia. ComNet also operates under the trade name of Homestead Mortgage in Maryland.